NEWS RELEASE Hudson United Bancorp (NYSE-HU) 1000 MacArthur Blvd. Mahwah, NJ 07430 (NYSE:HU)

COMPANY CONTACTS:
Kenneth T. Neilson Chairman, President & CEO (201) 226-2631	D. Lynn Van Borkulo-Nuzzo EVP and Corporate Secretary (201) 236-2641

FOR IMMEDIATE RELEASE: April 18, 2002

HUDSON UNITED BANCORP DECLARES $0.28 CASH DIVIDEND;
DIVIDEND INCREASED BY 7.7% COMPARED TO THE PRIOR QUARTER

     Mahwah, New Jersey, April 18, 2002 - The Board of Directors of Hudson United Bancorp (NYSE:HU) declared a cash dividend of $0.28 (twenty-eight cents) per common share. The cash dividend is payable on June 1, 2002 to holders of record as of the close of business on May 17, 2002.

     This is a dividend increase of 7.7%, compared to the cash dividend of $0.26 per common share that the Company declared and paid in the prior quarter. The Company’s most recent dividend increase prior to today’s announcement was in the fourth quarter of 2001, when the quarterly cash dividend declared and paid was increased to $0.26 per share from $0.25 per share. That prior increase was a 4% increase.

* * *  * * * * * * *

     Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank, which has over 200 offices in New Jersey, New York, Connecticut and Pennsylvania. Hudson United Bancorp’s subsidiaries offer a full array of innovative products and services to commercial and retail accounts, including imaged checking accounts, 24-hour telephone and Internet banking, loans by phone, alternative investment products, insurance products, private label credit programs and a wide variety of commercial loans and services including asset based loans, SBA loans, international services and cash management services. Wealth management services are also provided to individuals and businesses. Public sector products and services are provided to local and state governments, municipalities, educational institutions, civic and not-for-profit organizations.

# # # # #